Exhibit 99.4

GREAT LAKES DREDGE & DOCK CORPORATION

OFFER TO EXCHANGE

$325,000,000 aggregate principal amount of its 8.000% Senior Notes due 2022 that have been registered under the Securities Act of 1933 (which we refer to as the “New Notes”)

for any and all of its outstanding unregistered

8.000% Senior Notes due 2022 (which we refer to as the “Old Notes”)

, 2017

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

Great Lakes Dredge & Dock Corporation (the “Company”) is offering, upon and subject to the terms and conditions set forth in the prospectus dated                      , 2017 (the “Prospectus”) and the enclosed letter of transmittal (the “Letter of Transmittal”), to exchange (the “Exchange Offer”) an aggregate principal amount of up to $325,000,000 of its New Notes for a like principal amount of its Old Notes. The Exchange Offer is being made in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement, dated as of May 24, 2017, by and among the Company, certain subsidiary guarantors and the initial purchaser referred to therein. Capitalized terms not defined herein shall have the respective meanings ascribed to them in the Prospectus.

We are requesting that you contact your clients for whom you hold Old Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or in the name of your nominee, or who hold Old Notes registered in their own names, we are enclosing the following documents:

1.	Prospectus dated , 2017;

2.	The Letter of Transmittal for your use and for the information of your clients; and

3.	A form of letter which may be sent to your clients for whose account you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer.

Your prompt action is requested. The Exchange Offer will expire at 5:00 p.m., New York City time, on                      , 2017, the 21st business day following the date of the Prospectus (the “Expiration Date”), unless extended by the Company. Old Notes tendered pursuant to the Exchange Offer may be withdrawn (in accordance with the procedures set forth in the Prospectus) at any time before the Expiration Date.

To participate in the Exchange Offer, a tendering holder must, on or prior to the Expiration Date, transmit to Wells Fargo Bank, N.A., as exchange agent for the exchange offer (the “Exchange Agent”), one of the following: (a) a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, together with the certificates for your Old Notes, in proper form for transfer, and any other required documentation, to the Exchange Agent at its address listed on the front cover of the Letter of Transmittal and in the Prospectus under the caption “The Exchange Offer—Exchange Agent;” (b) a computer generated message transmitted through DTC’s Automated Tender Offer Program (“ATOP”) system and received by the Exchange Agent and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the Letter of Transmittal; or (c) a properly completed and properly tendered notice of guaranteed delivery through an eligible guarantor institution to the Exchange Agent by facsimile or mail, or a properly transmitted agent’s message and notice of guaranteed delivery, to be followed by a properly completed and duly executed Letter of Transmittal, as well as all tendered Old Notes in proper form for transfer or a book-entry transfer confirmation, and all other related documents within three New York Stock Exchange trading days after expiration of the Exchange Offer.

The Company will pay or cause to be paid all transfer taxes applicable to the exchange of Old Notes pursuant to the Exchange Offer, except as otherwise set forth in the Letter of Transmittal.

Any inquiry you may have with respect to procedures for tendering Old Notes for the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to Wells Fargo Bank, N.A., the Exchange Agent for the Exchange Offer, at its address and telephone number set forth on the front cover of the Letter of Transmittal and in the Prospectus under the caption “The Exchange Offer—Exchange Agent.”

Very truly yours,

GREAT LAKES DREDGE & DOCK CORPORATION

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS.

Enclosures

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